CERTIFICATE OF AMENDMENT
TO
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WEAVE COMMUNICATIONS, INC.
The undersigned, Brett White, does hereby certify as follows:
1.The undersigned is the duly elected and acting Chief Executive Officer of Weave Communications, Inc., a Delaware corporation (the “Corporation”).
2.The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on October 13, 2015 (the “Charter”).
3.Pursuant to Section 242 and any other applicable provisions of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Charter (the “Certificate of Amendment”) amends and restates Article VI of the Charter in its entirety to read as follows:
Section 1. To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
Section 2. Neither any amendment, repeal or elimination of this Article VI, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect its application with respect to an act or omission by a director or officer occurring before such amendment, repeal, elimination or adoption. Solely for purposes of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law as the same exists or as may hereafter be amended.
4.The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 and any other applicable provisions of the General Corporation Law of the State of Delaware.
5.All other provisions of the Charter shall remain in full force and effect.
6.This Certificate of Amendment herein certified shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation as of May 24, 2023.

By /s/ Brett White Brett White Chief Executive Officer

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